Exhibit 10.1

LAMMOT J. DU PONT

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is dated as of May 23, 2011, by and between DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), DF Property Management LLC, a Delaware limited liability company (the “LLC”), and Lammot J. du Pont (the “Executive”).

A. The Company and the Executive are parties to an Employment Agreement (the “Original Agreement”), dated as of October 18, 2007.

B. The parties desire to amend the Original Agreement to (i) add the LLC as a party to the agreement so that references to Executive’s employment by and services for the Company shall also include Executive’s services for the LLC and, (ii) to make certain revisions to the excise tax related provisions.

Accordingly, the parties hereto agree as follows:

1. The first sentence of Section 1 and the first sentence of Section 2.1 are hereby amended to add “and the LLC” after the first use of the phrase “the Company.” In addition, clause (v) of the second sentence of Section 2.1 is hereby amended to add “and the LLC” after the phrase “the Company.”

2. Section 7 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

7. Excise Tax-Related Provisions. The payments and benefits that the Executive may be entitled to receive under this Agreement and other payments and benefits that the Executive is or may be entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments that are subject to Sections 280G and 4999 of the Code. As provided in this Section 7, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater Net After Tax Amount (as defined below) than the Executive would receive absent a reduction.

(i) The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

(ii) The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting the Executive to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(iii) The Executive will receive the total Parachute Payments or the Capped Payments, whichever provides the Executive with the higher Net After Tax Amount. If the Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company) and then by reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company). The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

(iv) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 7, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 7 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 7 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest, the amount of the Overpayment; provided, however, that no amount will be payable by the Executive to the Company unless, and then only to the extent that, the payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

For purposes of this Section 7, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before a Change in Control. For purposes of this Section 7, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 7, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

3. Unless specifically modified herein, all other terms and conditions of the Original Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

DUPONT FABROS TECHNOLOGY, INC.

By:	/s/ Hossein Fateh
Name:	Hossein Fateh
Title:	President and Chief Executive Officer

DF PROPERTY MANAGEMENT LLC

By:	DuPont Fabros Technology, L.P.,
its Managing Member

	By:	DuPont Fabros Technology, Inc.,
its General Partner

		By:	/s/ Hossein Fateh
		Name:	Hossein Fateh
		Title:	President and Chief Executive Officer

/s/ Lammot J. du Pont
Lammot J. du Pont